[JEFFERSON PILOT FINANCIAL LOGO]

Jefferson Pilot Financial Insurance Company, One Granite Place, P.O. Box 515, Concord, New Hampshire 03302

Jefferson Pilot Financial Insurance Company, a Stock company, will pay the Death Benefit described on Page 11 to the Beneficiary on the death of the survivor of the Insureds on receipt of due proof of the death of both Insureds while the policy was in force.

This is a legal contract between the Owner and Jefferson Pilot Financial Insurance Company. All payments and benefits will be payable subject to its terms.

This is a Flexible Premium Variable Life Insurance Policy. The Specified Amount may be decreased by the Owner. Net Premiums will be allocated to the General Account or to one or more divisions of the Separate Account as defined on Page 3B and determined by the Owner.

THE POLICY'S ACCUMULATION VALUE IN EACH DIVISION OF THE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT DIVISION AND MAY INCREASE OR DECREASE DAILY. THE ACCUMULATION VALUE IS NOT GUARANTEED AS TO DOLLAR AMOUNT.

The policy's Accumulation Value in the General Account will earn interest daily at a minimum guaranteed effective annual rate as shown on Page 3. Interest in excess of the guaranteed rate may be applied in the calculation of the Accumulation Value at such increased rates as the Company may determine.

THE AMOUNT OF DEATH BENEFIT OR THE DURATION OF THE DEATH BENEFIT MAY INCREASE OR DECREASE UNDER THE CONDITIONS DESCRIBED HEREIN.

This policy is a legal contract between the Owner and Jefferson Pilot Financial Insurance Company.

                           READ YOUR POLICY CAREFULLY

RIGHT TO CANCEL - Please examine this policy carefully. You may cancel this policy by returning it to Our Home Office or to the agent through whom it was purchased within (1) 10 days after You receive it, (2) 10 days after We mail or deliver a notice of the right of withdrawal, or (3) 45 days after You sign the application, whichever is later. This policy will then be deemed void from the beginning and We will refund the premiums paid.


/s/ [ILLEGIBLE]                                   /s/ [ILLEGIBLE]
Chief Executive Officer                           Secretary

                                  JOINT AND LAST SURVIVOR
                      FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

Joint Insureds: JOHN DOE
                JEFFRY DOE

Policy Number: 536903037

 Adjustable Death Benefit Payable On The Death Of The Survivor Of The Insureds No Death Benefit Payable On The Death Of The First Insured Unless Rider Attached
   Premium Payments May be Made At Any Time And, Within Limits, In Any Amount
                      The Specified Amount May Be Decreased
                     And Death Benefit Option May Be Changed
               Additional Benefits, If Any, As Indicated On Page 3
                    Some Benefits Reflect Investment Results
                        Non-participating - No Dividends

SPECIMEN

                          TABLE OF CONTENTS

POLICY SPECIFICATIONS PAGES                              3-4

DEFINITIONS                                                5

GENERAL PROVISIONS

The Contract                                               7
Policy Changes                                             7
Incontestability                                           7
Suicide                                                    7
Misstatement of Age or Sex                                 7
Assignment                                                 7
Simultaneous Death                                         7
Change of Owner or Beneficiary                             7
Death of Owner or Beneficiary                              8
Proceeds                                                   8
Payment of Proceeds                                        8
Postponement of Payment                                    8
Notice of First Death                                      8
Compliance with Internal Revenue Code                      8
Modified Endowment                                         9
Non-participating                                          9
Annual Report                                              9
Illustration of Benefits and Values                        9
Termination                                                9

PREMIUM PROVISIONS

Premium Payments                                           9
Minimum Premium                                            9
Planned Periodic Premium and Premium
 Frequency                                                10
Allocation of Net Premiums                                10
Unscheduled Premiums                                      10
Grace Period                                              10
Reinstatement                                             11

DEATH BENEFIT PROVISIONS

Death Benefit                                             11
Changes in Insurance Coverage                             11

POLICY VALUE PROVISIONS

General Account Accumulation Value                        13
General Account Interest Rate                             13
Separate Account Accumulation Values                      13
Net Investment Factor                                     14
Monthly Deduction                                         14
Cost of Insurance                                         14
Cost of Insurance Rates                                   14
Changes in Interest and Cost of Insurance Rates           14
Monthly Accumulation Value Adjustment                     14
Continuation of Insurance                                 15
Basis of Computation                                      15

SURRENDER AND WITHDRAWAL PROVISIONS

Surrender                                                 15
Surrender Charge                                          15
Withdrawals                                               15

SEPARATE ACCOUNT PROVISIONS

Separate Account                                          16
Divisions                                                 16
Transfers                                                 17
Optional Features                                         17
Dollar Cost Averaging                                     17
Automatic Portfolio Rebalancing                           18
Addition, Deletion or Substitution of Investments         18

POLICY LOAN PROVISIONS

Policy Loans                                              19
Types of Policy Loans (Type A and Type B)                 19
Policy Loan Interest                                      19
Policy Loan Repayment                                     19

PAYMENT OPTIONS

Election of an Option                                     20
Supplementary Contract                                    20
Interest                                                  20
Withdrawal Value                                          20
Death of Payee                                            20
Limitation on Rights of Payee and Claims of
  Creditors                                               20

SETTLEMENT OPTIONS TABLES                                 21

SPECIMEN

Insured:            A - JOHN DOE                   Policy Number:    536903037
Insured:            B - JEFFRY DOE             Premium Frequency:       ANNUAL
Owner:              JOHN DOE                   Death Benefit:        OPTION II
Issue Date:         OCTOBER  12 2002
Policy Date:        JANUARY  01 2002
Age/Sex at Issue:   A - 35   MALE
Age/Sex at Issue:   B - 35   MALE

Rating Class: A - STANDARD- NON-SMOKER
Rating Class: B - STANDARD- PREFERRED

OWNER               JOHN DOE, THE INSURED

BENEFICIARY         AS STATED IN APPLICATION UNLESS LATER CHANGED.

 PLAN OF INSURANCE JOINT AND LAST SURVIVOR
                   FLEXIBLE PREMIUM VARIABLE LIFE


  Initial        Planned         Minimum     Load        Type A Loan
  Specified      Periodic        Annual      Basis       Threshold
  Amount:        Premium:        Premium:    Amount:     Amount:
  $100,000       $.00            $438.60     $385.00     $13,410.80

No premium payment may be less than: $250.00 or $50.00 if paid by electronic funds transfer.

Minimum Premium Period: The Minimum Premium Period begins on the Policy Date and terminates on the policy anniversary at the end of policy year 5.

Timely payment of the Planned Periodic Premiums may not be adequate to guarantee that the policy will remain in force. If the policy does not remain in force there will be no Death Benefit or no Cash Surrender Value.

Interest Rates:

The policy's Accumulation Value in the General Account will earn interest daily at a minimum guaranteed effective annual rate of: 4.00%.

The policy's Accumulation Value held in the General Account for policy loan collateral will earn interest daily at an effective rate of 4.00%. Interest Rate Charged to Type A Policy Loans: 4.00%
Interest Rate Charged to Type B Policy Loans:  5.00%

SPECIMEN

Policy Expense Charges:

(1)  State Premium Tax Charge: 2.50% of each premium paid.
(2)  Federal Deferred Acquisition Cost (DAC Tax) Charge: 1.25% of each premium paid
(3)  Monthly Administrative Charge: $10.00 per month.
(4)  Cost to Insurance Charges: See Page 14.
(5)  Surrender Charge on Withdrawal, surrender or decrease in Specified
     Amount: See Page 15.
(6)  Monthly Unit Expense Charge:
     (a) for policy years one through ten is a charge equal to the greater of:
         (i)  $.05 per $1,000 of Specified Amount; or
         (ii) $15.00 per month
     (b) for policy years 11 and thereafter is a charge equal to the greater of:
         (i)  $.02 per $1,000 of Specified Amount; or
         (ii) $15.00 Per Month
         If the amount in (b)(i) is applied, it will be subject to a maximum of $50.00 per month.
(7)       Monthly Acquisition Charge:
            (a) for policy year one:    2.00% of the Load Basis Amount.
            (b) for policy year two:    1.00% of the Load Basis Amount.
(8)       Mortality and Expense Risk Charge:
     (a) for policy years one through ten, is a charge not to exceed .0034246 daily on the assets in each division; this equals an annual rate of 1.25%; and
     (b) for policy years eleven and thereafter, is a charge not to exceed .0023287% daily on the assets in each division; this equals an annual rate of .85%.

Basis of Computation:

Minimum Cash Values and Reserves in the General Account are based on the 1980 CSO Male or Female Mortality Tables with interest at 4.00% per year.


The method used in computing Cash Values and Reserves in the Separate Account is in accordance with actuarial procedures that recognize the variable nature of the Separate Account. The method used is such that if the Net Investment
Factor, less one, for all divisions of the Separate Account, at all times from the Policy Date, is equal to an effective annual interest rate of 4.00%, then the Cash Value and Reserves in the Separate Account will be at least equal to the minimum Cash Values and Reserves, which would have been required by the law of the state in which this policy is delivered, of an equivalent policy in which all Net Premiums have been allocated to the General Account.

          Table of Surrender Charges per 1,000 of Initial Specified Amount

                                                                 Charge for
        Policy Year                                            Full Surrender
              1-5                                                  3.85
              6                                                    3.08
              7                                                    2.31
              8                                                    1.54
              9                                                    0.77
             10 and thereafter                                     0.00

SPECIMEN

                                       3A

Separate Account:   JPF Separate Account C.
            Funds:  Jefferson Pilot Variable Fund, Inc., American Century
                    Variable Portfolios, Inc., The Ayco Series Trust,
                    Deutsche VIT Funds Trust, Fidelity Variable Insurance
                    Products Fund, Fidelity Variable Insurance Products Fund II,
                    Franklin Templeton Variable Insurance Products Trust,
                    MFS Variable Insurance Trust, PIMCO Variable Insurance
                    Trust, ProFunds VP, T. Rowe Price Equity Series, Inc.,
                    Vanguard Variable Insurance Fund, Inc.

The Allocation Date is the later of 1) 25 days from the date We mail the Policy to the agent for delivery to You; or 2) the date We receive all administrative items needed to activate the policy. Net Premiums received prior to the Allocation Date will be allocated to the General Account. On the Allocation Date the Accumulation Value in the General Account will be allocated to the divisions of the Separate Account if You have so specified. This transaction will be free of charge and will not be considered a transfer.

Allocation of Net Premiums:

5.00%     JPVF MID-CAP GROWTH              5.00%   SCUDDER VIT SMALL CAP INDEX
5.00%     JPVF GROWTH                      5.00%   FIDELITY VIP GROWTH
5.00%     JPVF EMERGING GROWTH             0.00%   FIDELITY VIP EQUITY-INCOME
5.00%     JPVF CAPITAL GROWTH              0.00%   FIDELITY VIP-II CONTRAFUND
5.00%     JPVF SMALL COMPANY               0.00%   TEMPLETON FOREIGN SEC. FD.
5.00%     JPVF MID-CAP VALUE               5.00%   MFS RESEARCH
5.00%     JPVF INTERNATIONAL EQUITY        0.00%   MFS UTILITIES
5.00%     JPVF SMALL-CAP VALUE             0.00%   PIMCO TOTAL RETURN
0.00%     JPVF S&P 500 INDEX               5.00%   PROFUNDS VP TECHNOLOGY
0.00%     JPVF VALUE                       5.00%   PROFUNDS VP HEALTHCARE
0.00%     JPVF WORLD GROWTH STOCK          5.00%   PROFUNDS VP FINANCIAL
0.00%     JPVF BALANCED                    5.00%   T. ROWE PRICE MID-CAP GROWTH
0.00%     JPVF HIGH YIELD BOND             5.00%   VANGUARD SMALL CO. GROWTH
0.00%     JPVF MONEY MARKET                5.00%   VANGUARD MID-CAP INDEX
5.00%     AMERICAN CENTURY VP INT'L. FD.   0.00%   VANGUARD REIT INDEX
5.00%     AMERICAN CENTURY VP VALUE        0.00%   GENERAL ACCOUNT
5.00%     AYCO GROWTH FUND


Withdrawal and Transfer Minimums and Charges:

Minimum amount for a withdrawal: $500.00
Minimum amount for a transfer:   $250.00
Charge for each transfer $50.00. However, charge does not apply to the first 12 transfers in any policy year.
Charge for each withdrawal $50.00.
Minimum Specified Amount after a withdrawal: $100,000
Minimum Division value or General Account value after a transfer: $250.00 Limitations on transfers from the General Account: Permitted once every 180 days and limited to the lesser of:
(1) 25% of the Accumulation Value in the General Account not being held as loan collateral; or
(2) $100,000

Policy Change Minimums

Minimum decrease in the Specified Amount:  $25,000
Minimum Specified Amount after a change in Insurance Coverage:   $100,000

SPECIMEN
                                       3B

                           CORRIDOR PERCENTAGE TABLE


Attained                                          Attained
Age of                                            Age of
Younger           Corridor                        Younger       Corridor
Insured           Percentage                      Insured      Percentage
 0-40                250%                           70             115%
   41                243                            71             113
   42                236                            72             111
   43                229                            73             109
   44                222                            74             107
   45                215                            75             105
   46                209                            76             105
   47                203                            77             105
   48                197                            78             105
   49                191                            79             105
   50                185                            80             105
   51                178                            81             105
   52                171                            82             105
   53                164                            83             105
   54                157                            84             105
   55                150                            85             105
   56                146                            86             105
   57                142                            87             105
   58                138                            88             105
   59                134                            89             105
   60                130                            90             105
   61                128                            91             104
   62                126                            92             103
   63                124                            93             102
   64                122                            94 and over    101
   65                120
   66                119
   67                118
   68                117
   69                116

Monthly Accumulation Value Adjustment Calculation Factors -- See Page 14 Monthly Accumulation Value Adjustment Factor:
..0003333          Policy Years 2-10
..0002500          Policy Years 11 and thereafter
Monthly Accumulation Value Adjustment Threshold: Is the Guideline Single Premium for this policy at issue and is the same as is shown on Page 3 in the "Type A Loan Threshold Amount" as defined in Section 7702 of the Internal Revenue Code of 1986 entitled "Insurance contracts Defined".

If the Specified Amount decreases, the threshold will not change.

SPECIMEN

                                       3C

         Table of Monthly Guaranteed Cost of Insurance Rates Per $1,000
                             Policy Number 536903037

If a Rating Class description shown on page 3 is shown as RATED then the mortality rates have been adjusted to include an additional amount for the rating.


      Policy      Monthly                         Policy           Monthly
       Year        Rate                            Year             Rate
        1        0.00037                           36              1.73432
        2        0.00120                           37              2.00681
        3        0.00221                           38              2.32681
        4        0.00342                           39              2.70286
        5        0.00492                           40              3.13528
        6        0.00674                           41              3.62110
        7        0.00900                           42              4.15536
        8        0.01167                           43              4.73232
        9        0.01494                           44              5.34659
       10        0.01880                           45              6.00803
       11        0.02346                           46              6.73447
       12        0.02890                           47              7.54177
       13        0.03532                           48              8.45227
       14        0.04277                           49              9.47236
       15        0.05165                           50             10.59753
       16        0.06199                           51             11.79204
       17        0.07459                           52             13.03545
       18        0.08967                           53             14.31330
       19        0.10788                           54             15.61589
       20        0.12989                           55             16.94239
       21        0.15569                           56             18.30329
       22        0.18610                           57             19.71989
       23        0.22096                           58             21.23738
       24        0.26124                           59             22.93742
       25        0.30771                           60             25.07920
       26        0.36219                           61             28.12239
       27        0.42618                           62             32.99719
       28        0.50195                           63             41.61258
       29        0.59192                           64             57.97776
       30        0.69762                           65             83.32872
       31        0.82052                           66 and over    00.000000
       32        0.96053
       33        1.11922
       34        1.29780
       35        1.50033

SPECIMEN

                        This Page Left Blank Intentionally



SPECIMEN

DEFINITIONS

Terms or Definitions We identify or define here are some of the terms used throughout the contract. There are other terms which are explained or defined in other parts of the text.

ACCUMULATION VALUE - The Accumulation Value of the policy is equal to the total of the policy's Accumulation Value in the General Account and the policy's Accumulation Value in the divisions of the Separate Account.

ATTAINED AGE - Refers to the age nearest birthday of each Insured on the Policy Date, plus the number of completed Policy Years. For purposes of determining dates and values under the policy, the attained age of the Insured who dies first will continue to increase each year.

BENEFICIARY - The person or persons named by You to receive the Death Benefit proceeds upon the death of the survivor of the Insureds. The Beneficiary is as shown in the application unless later changed.

CASH VALUE - The Accumulation Value less any applicable Surrender Charge.

DEATH BENEFIT - The amount payable on the death of the survivor of the Insureds while the policy is in force. It is explained fully in the Death Benefit section.

DEBT - The principal of any loan outstanding against the policy, plus any accrued loan interest which has not been paid.

GENERAL ACCOUNT - All of the assets of Ours other than those held in separate investment accounts.

HOME OFFICE - Our principal place of business.

INSUREDS - The persons named as the Insureds on Page 3. The Insureds may be other than the Owner.

IRREVOCABLE BENEFICIARY - A Beneficiary, named by You as irrevocable, whose written consent is required for You to exercise any right specified in the policy.

ISSUE DATE - This is the date the policy is issued at Our Home Office and is stated on Page 3.

MONTHLY ANNIVERSARY DAY - The same day in each month as the Policy Date.

NET PREMIUM - Equals premiums paid less the State Premium Tax Charge and the Federal Deferred Acquisition Cost Charge as shown on Page 3A.

NOTICE, ELECTION, REQUEST - Writings satisfactory to Us that have been received at Our Home Office. We will not be held responsible for any payment or other action We have taken before Your writings are recorded at Our Home Office.

POLICY DATE - The date as shown on Page 3 which is the date requested by the Owner. If no date is requested, it shall be the Issue Date. The Policy Date is the date from which Policy Years, policy months, policy anniversaries and Monthly Anniversary Days will be determined. If the Policy Date should fall on the 29th, 30th or 31st of a month, the Policy Date will be the 1st of the following month.

POLICY YEAR - The first Policy Year is the twelve month period following the Policy Date. Each twelve month period thereafter makes up the next Policy Year.

SPECIFIED AMOUNT - The face amount of the policy as selected by You. This amount may decrease subject to the terms of the policy. The Death Benefit is based on the Specified Amount as described in the Death Benefit section.

SURRENDER CHARGE - A charge to the Accumulation Value in the event of surrender, Withdrawal or a decrease in Specified Amount.

SURRENDER VALUE - The Cash Value less any Debt.

VALUATION DATE - A day on which the net asset value of the shares of any of the portfolios and unit values of the divisions are determined. Valuation Dates currently occur on each day on which the New York Stock Exchange is open for trading and We and the investment advisor of the Funds are open for business.

SPECIMEN

VALUATION PERIOD - The interval between two consecutive Valuation Dates, commencing after the close of regular trading on the New York Stock Exchange on each Valuation Date and ending at the close of regular trading on the New York Stock Exchange on the next succeeding Valuation Date.

WE, US, OUR - Jefferson Pilot Financial Insurance Company.

WITHDRAWAL - A payment to You of some portion of the Cash Value accompanied by a reduction to the Accumulation Value, Specified Amount (if Death Benefit is Option II), Surrender Charge and Death Benefit.

YOU, YOUR - The Owner of the policy as shown in the application. While either Insured is alive, the Owner may exercise every right and option and receive every benefit provided by the policy. These rights, however, are subject to the written consent of any Irrevocable Beneficiary.

YOUNGER INSURED'S ATTAINED AGE 100 - The policy anniversary nearest the younger Insured's Attained Age 100, whether living or dead.

SPECIMEN

                           GENERAL PROVISIONS

THE CONTRACT - The Policy is issued in consideration of the applications and payment of the initial premium. The policy, the attached copy of the application and/or endorsements, and any attached supplemental applications and riders form the entire contract. Statements contained in the application are, in the absence of fraud, considered representations and not warranties. No statement will be used to void the policy or to deny a claim unless it is contained in the application.

POLICY CHANGES - Only one of Our authorized Officers can change the terms of the policy. A change must be in writing.

INCONTESTABILITY - We will not contest the policy after it has been in force during the lifetime of both Insureds for a period of two years from the Issue Date or the effective date of Reinstatement.

If We cancel coverage for the Initial Specified Amount, We will refund to You all premiums paid less any Debt and Withdrawals paid out.

If the policy is reinstated, the contestable period will start over again beginning on the Reinstatement date, but only for statements made in the application for Reinstatement.

SUICIDE - If either Insured commits suicide, while sane or insane, within two years from the Issue Date, Our only liability will be a refund of premiums paid without interest less any Debt and Withdrawals.

MISSTATEMENT OF AGE OR SEX - If the age or sex of either Insured has been misstated in the application, We will adjust the proceeds to reflect the correct age or sex. In such event, the Death Benefit We will pay will be equal to:

(1) The Accumulation Value on the date of death of the survivor of the Insureds less any outstanding Debt; plus

(2) The Death Benefit, less the Accumulation Value on the date of death of the survivor of the Insureds, multiplied by the ratio of (a) the cost of insurance actually deducted at the beginning of the policy month in which death occurs, to (b) the cost of insurance that should have been deducted based on the correct age and sex.

If either Insured's age or sex has been misstated in the application the amount payable under any rider by reason of death of either Insured shall be the amount of insurance which the rider cost, for the policy month during which such death occurred, would have purchased had the cost of the benefits provided under the rider been calculated using the correct age or sex.

If prior to the death of either Insured, it is found that either Insured's age or sex has been misstated in the application for the policy or a rider, the Accumulation Value and Cash Value will be recalculated from issue, using mortality charges based on the correct age or sex.

ASSIGNMENT - You may assign the policy. We are not bound by an assignment unless We receive notice of it at Our Home Office prior to the payment of any benefits by Us. Policy rights and benefits are subject to any assignment. We are not obliged to see that an assignment is valid or sufficient.

SIMULTANEOUS DEATH - When the Insureds die within a period of 120 hours of each other and the order of death is unknown the amount determined to be payable as a result of their deaths will be divided equally between both Insureds' beneficiaries. When the survivor of the Insureds and a named Beneficiary die within a period of 120 hours of each other and the order of death is unknown, We shall assume that the Beneficiary died before the survivor of the Insureds.

CHANGE OF OWNER OR BENEFICIARY - While either Insured is alive, the Owner or Beneficiary may be changed. Any change will take effect as of the date the request is signed. Neither Insured needs to be alive when the requested change is recorded at Our Home Office.

SPECIMEN

DEATH OF OWNER OR BENEFICIARY - If the Insureds are joint owners of the policy, after the death of the first Insured, the Survivor will be the sole owner unless otherwise provided. If an Owner other than an Insured dies while an Insured is living, unless otherwise provided all rights and options of the Owner belong to the Owner's executors and administrators. Unless otherwise provided, the interest of any Beneficiary, including any Irrevocable Beneficiary, who dies before the survivor of the Insureds will belong to the Owner.

PROCEEDS - Is the amount payable on surrender or on the death of the survivor of the Insureds. Proceeds payable on the date of surrender will be the Surrender Value. Proceeds payable on the death of the survivor of the Insureds will be in accordance with the Death Benefit provisions. Proceeds are subject to the adjustments provided in the Incontestability, Suicide and Misstatement of Age or Sex provisions and the restrictions below.

PAYMENT OF PROCEEDS - Death Benefit proceeds or Surrender Value proceeds may be paid in one sum or under Our payment options. Before proceeds are paid they will be used to pay the interest of anyone to whom the policy has been assigned. Loans and assignments will be paid in one sum.

If there is no Beneficiary designated or alive at the time of the death of the survivor of the Insureds, We will pay the proceeds to You or to Your estate.

If the Death Benefit proceeds are not paid in one sum or applied under a payment option within 30 days after We receive due proof of death of the survivor of the Insureds, We will pay interest. Interest will be paid at a rate declared by Us in effect on the date of payment, calculated from the date of death to the date of payment. If state law requires payment of a greater amount, We will pay that amount.

To the extent allowed by law, all payments under the policy will be free from creditor claims or legal process.

POSTPONEMENT OF PAYMENT - We will usually pay any amounts payable on surrender, Withdrawal or policy loan allocated to the Separate Account within 7 days after written notice is received. We will usually pay any Death Benefit proceeds within seven days after We receive due proof of the death of the survivor of the Insureds. Payment of any amount payable on surrender, Withdrawal, policy loan or death may be postponed whenever: (1) The New York Stock Exchange is closed other than customary week-end and holiday closings, or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission;
(2) The Securities and Exchange Commission, by order, permits postponement for the protection of policyowners; or (3) An emergency exists as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the value of the net assets of the Separate Account.

Transfers may also be postponed under the above circumstances.

We will defer the portion of any transfer, amount payable on surrender, Withdrawal or policy loan from the General Account for not more than 6 months. However, no payment from the General Account to pay premiums on policies with Us will be deferred.

NOTICE OF FIRST DEATH - Due proof of the death of the first Insured to die must be given to Us as soon after the death occurs as is reasonably possible.

COMPLIANCE WITH THE INTERNAL REVENUE CODE - The policy is intended to qualify as life insurance under the Internal Revenue Code. The Death Benefit provided by the policy is intended to qualify for the Federal income tax exclusion. If at any time the premium paid under the policy exceeds the amount allowable for such qualification, You will be provided with written notification within 60 days and You may request a refund of the excess premium. If We do not receive Your request to refund the excess premium, such amount will be held in a separate deposit fund and will be credited with the current interest rate.

We also reserve the right to refuse to make any change in the Specified Amount or the Death Benefit Option or any other change if such change would cause the policy to fail to qualify as life insurance under the Internal Revenue Code.

SPECIMEN

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MODIFIED ENDOWMENT - The policy will be allowed to become a Modified Endowment contract under the Internal Revenue Code only with Your consent. Otherwise, if at any time the premiums paid under the policy exceed the limit for avoiding modified contract status You will be provided with written notification within 60 days and You may request a refund of the excess premium. If We do not receive Your request to refund the excess premium, such amount will be held in a separate deposit fund and will be credited with the current interest rate.

NON-PARTICIPATING - The policy is non-participating meaning it does not share in Our profits. You will not receive any dividends.

ANNUAL REPORT - At least once each Policy Year, We will send You a report showing at least the current Cash Value, the value of the General Account and each division of the Separate Account applicable to the policy, premiums paid, incurred charges and any outstanding policy loans for the period covered by the report. We will also furnish any other reports and information required by applicable law, rules and regulations.

ILLUSTRATION OF BENEFITS AND VALUES - We will provide illustrations of Death Benefits and Cash Values at any time after the Policy Date upon Your written request. This illustration will be based on the existing Cash Value at the time of request and maximum cost of insurance rates. Additional illustrations may be made based on the existing Cash Value and current mortality assumptions. For these additional reports, We may charge a fee not to exceed $50.00.

TERMINATION - All coverage under the policy will end on the date any one of the following events occurs:

(1)  You request in writing that coverage end;
(2)  The survivor of the Insureds dies;
(3)  The Grace Period ends without payment of a sufficient premium.

PREMIUM PROVISIONS

PREMIUM PAYMENTS - The initial premium is due and payable on the Policy Date and is payable on or before the delivery of the policy. The initial premium may not be less than the minimum initial premium. The minimum initial premium is equal to the Minimum Annual Premium, as shown on Page 3, divided by 4. No premium payment may be less than as shown on Page 3. After the initial premium is paid any subsequent premiums can be paid at any time. All premiums are payable in advance at Our Home Office or to Our authorized agent in exchange for a receipt. This receipt must be signed by an authorized Officer of Ours.

MINIMUM PREMIUM - The Minimum Annual Premium and the period for which it applies are shown on Page 3. The policy may terminate in accordance with the Continuation of Insurance provision during the period shown if the cumulative premium paid is less than the cumulative Minimum Premium due. The cumulative premium paid is equal to the sum of all premiums paid under the policy since the Policy Date, less any Debt and Withdrawals. The cumulative Minimum Premium due is equal to the Minimum Annual Premium shown on Page 3, divided by twelve, and multiplied by the number of completed policy months. During the first 3 policy months the cumulative Minimum Premium requirement is met through payment of the minimum initial premium on the Policy Date.

The addition of riders may increase the amount of the Minimum Annual Premium. Decreases in the Specified Amount or the deletion of riders will have no effect on the amount of Minimum Annual Premium. If the policy terminates in accordance with the Grace Period provision and is subsequently reinstated, this provision will no longer apply.

SPECIMEN

PLANNED PERIODIC PREMIUM AND PREMIUM FREQUENCY - The Planned Periodic Premium and Premium Frequency, as shown on Page 3, are selected by You. The Planned Periodic Premium is the amount of premium You intend to pay. The Premium Frequency is how often You intend to pay the Planned Periodic Premium. Payment of the Planned Periodic Premium is Your option.

We will send You Planned Periodic Premium payment reminder notices. If the mode of premium payment is preauthorized check, government allotment or payroll deduction, notice of any Planned Periodic Premium due will not be sent.

Changes in Premium Frequency and increases or decreases in the Planned Periodic Premium may be made by You by providing Us with written notification. We reserve the right to limit the amount of any increase. No premium payment may be less than as shown on Page 3.

Payment of a Planned Periodic Premium may not prevent the policy from terminating. Failure to pay a Planned Periodic Premium will not, in itself, cause the policy to terminate. The policy will terminate only if the conditions occur as described in the Grace Period provision.

Planned Periodic Premium payments may be made at any time prior to the Younger Insured's Attained Age 100.

ALLOCATION OF NET PREMIUMS - You will determine the allocation of the Net Premiums among the General Account and the divisions of the Separate Account. The minimum percentage that may be allocated to any of these accounts is 5%.

UNSCHEDULED PREMIUMS - Premium payments in addition to the Planned Periodic Premium may be made at any time prior to the Younger Insured's Attained Age 100. We reserve the right to limit the amount of additional premium payments.

If there is an existing policy loan, premium payments in the amount of the Planned Periodic Premium, received at the Premium Frequency, will be applied as premium. Premium payments in excess of the Planned Periodic Premium or premium payments received other than at the Premium Frequency will first be applied as policy loan repayments, then as premium when the Debt is repaid.

GRACE PERIOD - If on a Monthly Anniversary Day, the conditions described in the Continuation of Insurance provision have not been met, a Grace Period of 61 days will be permitted for payment of the minimum amount needed to continue the policy. We will send a notice at the start of the Grace Period to You at Your last known address and to any assignee of record. The Grace Period will end 61 days after We mail the notice.

If the policy enters the Grace Period during the Minimum Premium period because the conditions described in paragraph (1) of the Continuation of Insurance Provision have not been met on a Monthly Anniversary Day, then We will require payment of at least the cumulative Minimum Premium amount needed to continue the policy.

If the policy enters the Grace Period at any time after the Minimum Premium period then We will require payment of any overdue monthly deductions due and unpaid during the Grace Period and any additional amount required to restore the Surrender Value to an amount sufficient to cover the cost of a monthly deduction for the month following the end of the Grace Period. If the minimum amount needed is not provided, the policy will terminate at the end of such period. However, coverage will not end sooner than 30 days after We have mailed a notice to You and any assignee of record, at the last known address. If the survivor of the Insureds dies during the Grace Period, We will deduct any amount due and unpaid during the Grace Period from the proceeds of the policy.

SPECIMEN
                                       10
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REINSTATEMENT - You may apply to reinstate the policy after it has terminated.
We will reinstate the policy if We receive:

(1) Your written request for reinstatement within five years after the end of the Grace Period and prior to the Younger Insured's Attained Age 100;
(2) satisfactory proof that the Insureds or the survivor of the Insureds are living and are insurable at the original rating classes or class;
(3) payment of a premium large enough, after deduction of any policy expense charges, to restore the Cash Value to an amount sufficient to cover the cost of monthly deductions for at least 3 policy months following the effective date of reinstatement; and
(4) payment or reinstatement of any Debt against the policy which existed on the date of termination.

The effective date of a reinstated policy or the Reinstatement Date is the date We approve the application for reinstatement. The Accumulation Value of the policy on the Reinstatement Date shall be the Accumulation Value on the date of termination plus the premium received to reinstate the policy. Any Surrender Charges in effect on reinstatement shall be as defined in the Surrender Charge provision based on the original Policy Date. If a policy terminates and is subsequently reinstated the Minimum Premium provision will no longer apply.

DEATH BENEFIT PROVISIONS

DEATH BENEFIT - The Death Benefit of the policy will be as defined under one of the options below. The Death Benefit Option for the policy is as shown on Page
3. Date of death means the date of death of the survivor of the Insureds.

OPTION I - Under Option I, the Death Benefit shall be the greater of:

(1)  the Specified Amount; or
(2) the Accumulation Value on the date of death multiplied by the corridor percentage.

OPTION II - Under Option II, the Death Benefit shall be equal to the Specified Amount plus the Accumulation Value on the date of death. However, the Death Benefit can never be less than the Accumulation Value on the date of death multiplied by the corridor percentage as shown on Page 3C.

Under either option, the Death Benefit will be reduced by any Debt on the date of death. The Accumulation Value at the beginning of the month of death used in calculating the Death Benefit above is after subtracting all parts of the monthly deduction for the month except for the cost of insurance.

If the policy is in force at the Younger Insured's Attained Age 100, the Specified Amount and Death Benefit Option are subject to change automatically as described below in the Changes in Insurance Coverage provision.

CHANGES IN INSURANCE COVERAGE - Upon written request, the insurance coverage may be changed at any time after the first policy anniversary. The changes which can be made are:

(1)  a decrease in the Specified Amount;
(2)  a change in the existing Death Benefit Option.

Any change is subject to the following conditions:

(1) Any decrease will become effective on the Monthly Anniversary Day that coincides with or next follows Our receipt of the request. At least twelve months must elapse between decreases.
(2) Any change approved by Us will become effective on the effective date shown in the Supplemental Policy Specifications Page subject to deduction of the first month's cost of insurance from the Accumulation Value of the policy.
(3) The minimum Specified Amount which must be in effect at any time is as shown on Page 3B.
(4) Any decrease in the Specified Amount must be for an amount not less than as shown on Page 3B.

SPECIMEN

You may request in writing to change the Death Benefit Option. If Your request is to change from Option I to Option II, the Specified Amount will be decreased by the amount of the Accumulation Value. If the request is to change from Option II to Option I, the Specified Amount will be increased by the amount of Accumulation Value. Evidence of insurability satisfactory to Us will be required on a change from Option I to Option II. The effective date of change shall be the Monthly Anniversary Day that coincides with or next follows the day the request for change is received.

If the policy is in force at the Younger Insured's Attained Age 100, the following will occur:


(1) the Specified Amount will be set equal to the Accumulation Value and the Death Benefit Option will be set to Option I. Thereafter the Specified Amount will be equal to the amount of any Accumulation Value. The Death Benefit may not be changed after that date;

(2) items (2) and (3) of the Monthly Deduction provision and the Monthly Accumulation Value Adjustment provision will no longer apply;

(3)  no further premiums will be accepted.

SPECIMEN

POLICY VALUE PROVISIONS

GENERAL ACCOUNT ACCUMULATION VALUE - The Accumulation Value in the General Account on the Policy Date is equal to the portion of the Net Premium which has been paid and allocated to the General Account, less the portion of the first monthly deduction allocated to the General Account.

On each Monthly Anniversary Day, the Accumulation Value in the General Account is equal to (1) plus (2) plus (3) plus (4) plus (5) minus (6) minus (7) minus
(8) where:

(1) is the Accumulation Value in the General Account on the preceding Monthly Anniversary Day;
(2)  is one month's interest on item (1);
(3) is any Net Premium received since the preceding Monthly Anniversary Day plus interest from the date the Net Premium is received to the Monthly Anniversary Day;
(4) is any Monthly Accumulation Value Adjustment amount plus one month's interest;
(5) is the sum of all Accumulation Values transferred to the General Account from a division of the Separate Account since the preceding Monthly Anniversary Day plus interest from the date the Accumulation Value is transferred to the Monthly Anniversary Day;
(6) is the sum of all Accumulation Values transferred from the General Account to a division of the Separate Account since the preceding Monthly Anniversary Day and interest from the date the Accumulation Value is transferred to the Monthly Anniversary Day;
(7) is all Withdrawals from the General Account since the preceding Monthly Anniversary Day plus interest from the date of Withdrawal to the Monthly Anniversary Day; and
(8) is the portion of the monthly deduction allocated to the Accumulation Value in the General Account to cover the policy month following the Monthly Anniversary Day.

On any date other than a Monthly Anniversary Day, the Accumulation Value will be calculated on a consistent basis.

GENERAL ACCOUNT INTEREST RATE - The Accumulation Value in the General Account will earn interest daily at the guaranteed minimum effective annual rate as shown on Page 3. Interest in excess of the guaranteed minimum rate may be applied in the calculation of the Accumulation Value at such increased rates as We may determine. The policy's Accumulation Value held in the General Account for policy loan collateral will earn interest daily at the effective annual rate as shown on Page 3.

SEPARATE ACCOUNT ACCUMULATION VALUES - The Accumulation Value in each division on the Policy Date is equal to the portion of the Net Premium which has been paid and allocated to that division, less the portion of the first monthly deduction allocated to the policy's Accumulation Value in that division.

At the end of each Valuation Period after the Policy Date, the policy's Accumulation Value in a division is equal to (1) plus (2) plus (3) minus (4) minus (5) where:


(1) is the Accumulation Value in the division on the preceding Valuation Date multiplied by the Net Investment Factor for the current Valuation Period;
(2) is any Net Premium received during the current Valuation Period which is allocated to the division;
(3) is all Accumulation Values transferred to the division from another division or the General Account during the current Valuation Period;
(4) is all Accumulation Values transferred from the division to another division or the General Account and Accumulation Values transferred to secure a policy Debt during the current Valuation Period; and
(5)  is all Withdrawals from the division during the current Valuation Period.

In addition, whenever a Valuation Period includes the Monthly Anniversary Day, the Accumulation Value at the end of such period is reduced by the portion of the monthly deduction allocated to the division and increased by any Monthly Accumulation Value Adjustment amount.

NET INVESTMENT FACTOR - We calculate the Net Investment Factor for a Valuation Period for each division by dividing (1) by (2) and subtracting (3) from the result, where:

(1)  is the sum of:
     (a) the net asset value of a Fund share held in the Separate Account for that division determined at the end of the current Valuation Period, plus
     (b) the per share amount of any dividend or capital gain distributions made for shares held in the Separate Account for that division if the ex-dividend date occurs during the Valuation Period;
(2) is the net asset value of a Fund share held in the Separate Account for that division determined as of the end of the preceding Valuation Period; and
(3) is the daily charge representing the Mortality & Expense Risk Charge as shown on Page 3A. This charge is equal, on an annual basis, to the percentage shown on Page 3A of the daily net asset value of Fund shares held in the Separate Account for that division.

The Net Investment Factor may be greater than, less than, or equal to 1. This being the case, values in a division may increase or decrease from Valuation Period to Valuation Period.

SPECIMEN

MONTHLY DEDUCTION - The monthly deduction for a policy month shall be calculated as (1) plus (2) plus (3) plus (4) where:

(1) is the Monthly Administrative Charge shown on Page 3A. If You already own a policy on the same plan of insurance with Us, We will waive the Monthly Administrative Charge for this policy while a Monthly Administrative Charge is being paid on Your other policy with Us, provided the Life Insureds are the same on both policies.
(2) is the cost of insurance described herein and the cost of additional benefits provided by rider for the policy month;
(3)  is the Monthly Unit Expense Charge shown on Page 3A; and
(4)  is the Monthly Acquisition Charge shown on Page 3A.


You may specify how the monthly deduction for a policy month will be allocated among the General Account or a division of the Separate Account. If not specified, the monthly deduction for a policy month will be allocated among the General Account and the divisions of the Separate Account in the same proportion that the Accumulation Value in the General Account less any Debt and in each division bears to the total Accumulation Value of the policy, less any Debt at the beginning of the policy month.

COST OF INSURANCE - The cost of insurance is determined on a monthly basis. The cost of insurance is calculated as (1), multiplied by the result of (2) minus
(3), where:


(1) is the cost of insurance rate as described in the Cost of Insurance Rates provision;
(2) is the Death Benefit at the beginning of the policy month, divided by 1.0032737;
(3) is the Accumulation Value at the beginning of the policy month, prior to the monthly deduction for the cost of insurance.

COST OF INSURANCE RATES - The monthly cost of insurance rate is based on the Policy Year and the sex and rating class or classes of the Insureds. Monthly cost of insurance rates will be determined by Us based upon future expectations including charges for mortality experience, a provision for amortization of sales charges, reinsurance costs and other administrative charges.

CHANGES IN INTEREST AND COST OF INSURANCE RATES - Changes in the interest rate in excess of the rate guaranteed to be credited to the General Account and monthly cost of insurance rates will be based upon changes in future expectations as to investment earnings, mortality experience, persistency, expenses (including reinsurance costs) and federal income tax law (except taxes related to deferred acquisition costs).

Any change in cost of insurance rates will apply to all pairs of Insureds of the same ages, class or classes and duration. However, the cost of insurance rates can never be greater than those shown in the Table of Monthly Guaranteed Cost of Insurance Rates on Page 4.

Such guaranteed maximum rates are based on the 1980 CSO Male/Female Mortality Tables with appropriate increases for rated risks.

MONTHLY ACCUMULATION VALUE ADJUSTMENT - A Monthly Accumulation Value Adjustment will be calculated at the beginning of the second Policy Year and in each succeeding Policy Year. The adjustment will be a monthly amount that is allocated among the General Account and the divisions of the Separate Account proportionately to the allocation of Net Premiums. The adjustment is calculated as (1) multiplied by the result of (2) plus (3) minus (4), but not less than zero, where:

(1) is the Monthly Accumulation Value Adjustment Factor as shown on Page 3C. This factor varies by Policy Year;
(2) is the Accumulation Value in the Separate Account at the beginning of the Policy Year;
(3) is the outstanding Type B Loan balance at the beginning of the Policy Year; and,
(4)  is the Monthly Accumulation Value Adjustment Threshold as specified on
     Page 3C.

SPECIMEN

CONTINUATION OF INSURANCE - The policy and all its riders will continue in force according to the terms of coverage as long as the Surrender Value is sufficient to cover the monthly deduction. If, during the Minimum Premium period, the Surrender Value is not sufficient, then the policy and all riders will continue in force as long as:

(1)   the cumulative Minimum Premium requirement has been met.

Otherwise the policy will terminate according to the Grace Period provision. If premiums are discontinued on any date, the value on that date will be used to provide insurance under this provision.

BASIS OF COMPUTATION - The basis of computation for minimum cash values and reserves are fully explained on Page 3A.

Such guaranteed maximum rates are based on the 1980 CSO Male/Female Mortality Tables with appropriate increases for rated risks.

SURRENDER AND WITHDRAWAL PROVISIONS

SURRENDER - Upon written request and while either Insured is living, You may surrender the policy for the Surrender Value.

The amount payable will be the Surrender Value as of the date We receive Your written request. Should the death of the survivor of the Insureds occur after the date of written request but prior to the date We receive the written request, the surrender request will be considered void and the terms of the Death Benefit provisions will apply.

SURRENDER CHARGE - The charge for surrender of the policy will be the amount shown on Page 3A for the number of completed policy months preceding surrender. There will be a partial charge if there is a decrease in the Specified Amount while there is a surrender charge in effect.

Surrender charges are computed based on the number of thousands of Specified Amount. The partial charge for a decrease in Specified Amount will be based on the per thousand charge for the number of thousands of the decrease.

A new schedule of surrender charges will be provided after a change in such charges.

WITHDRAWALS - Upon written request You may make a Withdrawal from the policy. Any Withdrawal is subject to the following conditions:

(1)  The amount withdrawn may not exceed the Surrender Value;
(2)  The minimum amount that may be withdrawn is shown on Page 3B;
(3) A charge as shown on Page 3B will be deducted from the amount of each Withdrawal;
(4) The Accumulation Value will be reduced by the sum of the Withdrawal and a prorata portion of the Surrender Charge in effect on the date of the Withdrawal. The remaining Accumulation Value and schedule of surrender charges will be determined by multiplying each of these values by a numerical factor. This numerical factor is equal to:

                           Amount of Withdrawal
         1 -   [ ---------------------------------------- ]
                 Cash Value Immediately Before Withdrawal

(5) The Death Benefit will be reduced by an amount equal to the reduction in the Accumulation Value. This will result in a reduction of the Specified Amount if the Death Benefit is Option I by an amount equal to the reduction in the Accumulation Value. The Specified Amount remaining in force after any Withdrawal must be as shown on Page 3B.

You may allocate the Withdrawal among the General Account and the divisions of the Separate Account.

If You do not specify the allocation, then the Withdrawal will be allocated among the General Account and the divisions of the Separate Account in the same proportion that the Accumulation Value in the General Account, less any Debt, and the Accumulation Value in each division bears to the total Accumulation Value of the policy, less any Debt, on the date of Withdrawal.

SPECIMEN

SEPARATE ACCOUNT PROVISIONS

SEPARATE ACCOUNT - The variable benefits under the policy are provided through investments in the Separate Account, as shown on Page 3B. We established the Separate Account as a separate investment account to support variable life insurance contracts. We will not allocate assets to the Separate Account to support the operation of any contracts or policies that are not variable life insurance.

The assets of the Separate Account are owned by Us. However, these assets are not part of Our General Account. Income, gains and losses, whether or not realized, from assets allocated to the Separate Account will be credited to or charged against the account without regard to Our other income, gains or losses.

Assets equal to the reserves and other liabilities of the Separate Account will not be charged with liabilities that arise from any other business We may conduct. Such assets shall not be available to general creditors of Ours in the event of Our insolvency to the full extent permitted by applicable law. We shall have the right to transfer to Our General Account any assets of the Separate Account which are in excess of such reserves and other policy liabilities.

The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The Separate Account is also subject to the laws of the State of New Hampshire which regulates the operations of insurance companies incorporated in New Hampshire. The investment policy of the Separate Account will not be changed without the approval of the Insurance Commissioner of New Hampshire. The approval process is on file with the Insurance Commissioner of the state in which the policy was delivered.

DIVISIONS - The Separate Account has several divisions. Each division will buy shares of a separate series of the Funds as defined on Page 3B. Each series represents a separate investment portfolio of the Funds. All divisions of the Separate Account are shown on Page 3B. You will determine the percentage of Net Premiums which will be allocated to each division. No less than 5% of the Net Premium may be allocated to any one account. Allocation percentages must be zero or a whole number not greater than 100. The sum of the Net Premium allocation percentages must equal 100.

Income, gains and losses, whether or not realized, from the assets of the Separate Account are credited to or charged against that division without regard to income, gains or losses in other divisions of the Separate Account or in the General Account.

We will value the assets of each division of the Separate Account at the end of each Valuation Period.

SPECIMEN

TRANSFERS - You may transfer amounts between the General Account and the divisions of the Separate Account in a form and manner acceptable to Us. The amount available for transfer from the General Account or a division is the value of the General Account or the division as of the end of the Valuation Period during which We receive all the requirements for the transaction. The minimum amount that may be transferred and the minimum amount that must remain in the General Account and in each division after the transfer is specified on Page 3B. No amounts under this minimum amount may be transferred out of any division of the Separate Account unless such lesser amount constitutes the entire balance. A transfer charge as specified on Page 3B will be imposed each time amounts are transferred, except with respect to policy loans and the first 12 transfers of each Policy Year. The transfer charge will be deducted from the amount that is transferred. We will make transfers so that the Accumulation Value on the date of transfer will not be affected by the transfer except to the extent of the transfer charge. You may make up to 20 transfers per Policy Year. We may revoke or modify the transfer privilege at any time.

As long as any portion of the policy's Accumulation Value is allocated to a division of the Separate Account, the policy's Accumulation Value and Cash Value will reflect the investment performance of the chosen division(s) of the Separate Account. The Death Benefit may also reflect the performance of the chosen division(s) of the Separate Account.

At any time, You may transfer 100% of the policy's Accumulation Value to the General Account. While 100% of the policy's Accumulation Value is allocated to the General Account, minimum benefits for the policy will be fixed and guaranteed.

No transfer charge will be imposed for a transfer of the total Accumulation Value in the Separate Account to the General Account. However, any transfer from the General Account to the division(s) of the Separate Account will be subject to the transfer charge.

OPTIONAL FEATURES - Dollar Cost Averaging and Automatic Portfolio Rebalancing are two optional features available under the policy. You may not elect to have Dollar Cost Averaging and Automatic Portfolio Rebalancing at the same time. Transfers and/or adjustments pursuant to either of these features will occur on the Monthly Anniversary Day in the month in which the transaction is to take place or the next succeeding business day if the Monthly Anniversary Day falls on a holiday or a weekend. The applicable authorization form must be on file with Us before either feature may begin. Neither feature guarantees profits nor protects against losses. These features are currently available at no charge, however, We reserve the right to assess a charge to either or both of these features, no greater than cost and with 30 days advance notice to You. We reserve the right to modify the terms and conditions of these features upon 30 days advance notice to You.

DOLLAR COST AVERAGING - Under this feature, You deposit a "Designated Amount", subject to a minimum of $3,000, into a "Repository Account" (Money Market Division of the Separate Account or the General Account) and elect to have a specified "Periodic Transfer Amount" automatically transferred to one or more divisions of the Separate Account on a monthly, quarterly or semi-annual basis. This feature allows You to systematically allocate Net Premiums to divisions of the Separate Account at various prices which may be higher or lower than the price You would pay if You allocated the entire amount at one time and at one price. Each Periodic Transfer Amount is subject to a minimum of $250. A minimum of 5% of the Periodic Transfer Amount must be transferred to any specified division. We reserve the right to change these minimum amounts at Our discretion. If a transfer would reduce Accumulation Value in the Repository Account to less than the Periodic Transfer Amount, We reserve the right to include such remaining Accumulation Value in the amount transferred.

The feature will continue until You give notification of cancellation of the feature.

SPECIMEN

AUTOMATIC PORTFOLIO REBALANCING - This feature provides a method for establishing fixed proportions between various types of allocations on a systematic basis. Under this feature, Your allocation between divisions of the Separate Account and the General Account will be automatically re-adjusted to the desired allocation, subject to a minimum of 5% per division or General Account, on a quarterly, semi-annual or annual basis. Automatic readjustments will continue until You provide Us with notification of a change in allocation or cancellation of the feature.

ADDITION, DELETION, OR SUBSTITUTION OF INVESTMENTS - We reserve the right, subject to compliance with applicable law, to make additions to, deletions from, or substitutions for the shares of a series that are held by the Separate Account or that the Separate Account may purchase. We reserve the right to eliminate the shares of any series of the Funds and to substitute shares of another series of the Funds or of another open-end, registered investment company, if the shares or series are no longer available for investment or if in Our judgment, further investment in any eligible series should become inappropriate in view of the purposes of the policy. We will not substitute any shares attributable to Your interest in a division of the Separate Account without notice to You and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940. This shall not prevent the Separate Account from purchasing other securities for other series or classes of policies, or from permitting conversion between series or classes of policies or contracts on the basis of requests made by policyowners.

We reserve the right to establish additional divisions of the Separate Account, each of which would invest in a new series of the Funds or in shares of another open-end, registered investment company. We reserve the right to eliminate existing divisions of the Separate Account. We also reserve the right to transfer assets of the Separate Account to another Separate Account of Ours or of an affiliated life insurance company.

If We consider it to be in the best interest of persons having voting privileges under the policies, the Separate Account may be operated as a management company under the Investment Company Act of 1940; or it may be reregistered under that Act in the event registration is no longer required or it may be combined with other separate accounts.

SPECIMEN

POLICY LOAN PROVISIONS

POLICY LOANS - A loan will be granted at any time, upon the sole security of the portion of the Cash Value required to repay the loan. The maximum loan amount is 90% of this policy's Cash Value on the date of loan. Any prior Debt to Us against this policy will be deducted from the amount available for loan.

You may allocate the policy loan among the General Account and the divisions of the Separate Account. If You do not specify the allocation, then the policy loan will be allocated among the General Account and the divisions of the Separate Account in the same proportion that the Accumulation Value in the General Account, less any Debt, and the Accumulation Value in each division bears to the total Accumulation Value of the policy, less any Debt, on the date of the policy loan. Accumulation Value in each division equal to the policy loan allocated to each division will be transferred to the General Account and reduce the Accumulation Value in that division. If loan interest is not paid when due, an amount of Accumulation Value equal to the loan interest will also be transferred.

If the Debt exceeds the policy's Accumulation Value in the General Account, We will transfer Accumulation Value equal to the excess Debt from the divisions of the Separate Account to the General Account as security for the excess Debt. The amount transferred will be allocated among the divisions in the same proportion that the Accumulation Value in each division bears to the policy's total Accumulation Value in all divisions of the Separate Account.

TYPES OF POLICY LOANS - There are two (2) types of policy loans which We will grant to You - Type A and Type B. The type of loan which We will grant depends upon the amount of unloaned Type A balance available at the time the loan is taken. The unloaned Type A balance is the Cash Value, less the threshold, and less the sum of any outstanding Type A loans as defined below. The threshold is as shown on Page 3 and is the Guideline Single Premium for the policy at issue as defined in Section 7702 of the Internal Revenue Code of 1986 entitled "Life Insurance Contract Defined." If the Specified Amount decreases, the threshold will not change.

A Type A loan is a policy loan granted by Us when the unloaned Type A balance before the loan is taken exceeds the loan requested.

A Type B loan is a policy loan granted by Us when the unloaned Type A balance before the loan is taken is less than or equal to zero.

When the unloaned Type A balance before the loan is taken exceeds zero, but is less than the loan requested, a Type A loan equal to the unloaned Type A balance will be granted by Us. The remainder of the requested loan will be a Type B loan.

We will grant a Type A loan first before a Type B loan. Once a policy loan is granted, it remains a Type A or a Type B until it is repaid.

POLICY LOAN INTEREST - The interest charged by Us on a policy loan depends upon the type of loan granted. The Type A policy loan interest rate and the Type B policy loan interest rate as shown in Page 3.

Interest accrues on a daily basis from the date of the loan and is compounded annually. Interest is payable at the end of each Policy Year. Interest unpaid on a policy anniversary is added to and becomes part of the loan principal and bears interest on the same rate.

POLICY LOAN REPAYMENT - Any Debt may be repaid, in whole or in part, at any time while the policy is in force. Repayments will be used to reduce policy loans until fully paid in the following order:

(1) Any or all Type B Loans; then
(2) Any or all Type A Loans.

When a loan repayment is made, Accumulation Value securing the Debt in the General Account equal to the loan repayment will be allocated among the General Account and divisions of the Separate Account using the same percentages used to allocate Net Premiums.

If the toal Debt equals or exceeds the Cash Value at any time, the policy will terminate. The policy will not terminate until 61 days after notice has been mailed to You and to the assignee, if any, at the address last reported to Us.

SPECIMEN

PAYMENT OPTIONS

ELECTION OF AN OPTION - Any proceeds to be paid under the policy may be paid as an income under any one of the options stated below. The election of an option or change of prior election must be made in writing to Us at Our Home Office. If an option is not chosen by You prior to the death of the survivor of the Insureds, the primary Beneficiary may make such election.

Unless We agree otherwise, any such payments will be made only to a natural person taking in his own right. An option may be elected only if the amount of the proceeds is S25,000 or more. We may change the interval of payments to 3, 6, or 12 months, if necessary to increase the guaranteed payments to at least $250.00 each.

OPTION A - INSTALLMENTS OF A SPECIFIED AMOUNT - Payments of an agreed amount to be made each month until the proceeds and interest are exhausted.

OPTION B - INSTALLMENTS FOR A SPECIFIED PERIOD - Payments to be made each month for an agreed number of years.

OPTION C - LIFE INCOME - Payments to be made each month for the lifetime of the Payee. It is guaranteed that payments will be made for a minimum of 10, 15, or 20 years as agreed upon.

OPTION D - INTEREST - Payment of interest on the proceeds held by Us. The amount of interest payment is calculated at the compound rate of 3% per year. Interest payments will be made in 12-, 6-, 3-, or 1-month intervals as agreed upon.

SUPPLEMENTARY CONTRACT - When the proceeds of the policy become payable, a supplementary contract setting forth the terms of the option chosen will be issued to the Payee. The first payment under Option A, B, or C shall be payable on the effective date of such option. The first payment under Option D shall be payable at the end of the first agreed payment interval.

INTEREST - The interest rate for Options A, B, and D will not be less than 3% per year. The interest rate for Option C will not be less than 2 1/2% per year. Interest in addition to that stated may be paid or credited from time to time under any option but only at Our sole discretion.

WITHDRAWAL VALUE - Unless otherwise stated in the election of an option, the Payee shall have the right to receive the Withdrawal Value under that option.

For Options A and D the Withdrawal Value shall be any unpaid balance of proceeds plus interest.

For Option B the Withdrawal Value shall be the commuted value of the remaining payments. Such value will be calculated on the same basis as the original payments.

For Option C the Withdrawal Value shall be the commuted value of any remaining guaranteed payments. In this event the payments will be resumed at the end of the guaranteed period if the Payee should be alive on that date. The payments will then continue for the lifetime of the Payee.

Under any of these options, the Payee shall have the right to receive the Withdrawal Value in partial amounts. However, the partial amounts shall not be less than the smaller of the Withdrawal Value or $100.

DEATH OF PAYEE - If the Payee dies before the proceeds are exhausted or the prescribed payments made, a final payment will be made in one sum to the estate of the last surviving Payee. The amount to be paid will be calculated as described for the applicable option in the Withdrawal Value provision.

LIMITATION ON RIGHTS OF PAYEE AND CLAIMS OF CREDITORS
Neither the amount retained under an option nor any payment made under an option can be assigned or pledged. To the extent permitted by law such amounts or payments shall not be subject to claims of creditors or legal process.

SPECIMEN

                               SETTLEMENT OPTIONS
               TABLES OF MONTHLY INSTALLMENTS UNDER OPTION B OR C

Monthly installments are shown for each $1,000 of net proceeds applied. The ages shown are ages nearest birthday when the first monthly installment is payable.

                                              OPTION B TABLE
                                     INSTALLMENTS FOR A SPECIFIED PERIOD


            Monthly                   Monthly                Monthly                        Monthly                     Monthly
Years      Installment    Years     Installment   Years    Installment        Years        Installment      Years     Installment
----------------------------------------------------------------------------------------------------------------------------------
1           $84.47        7           $13.16        13        $7.71              19           $5.73            25          $4.71
2            42.86        8            11.68        14         7.26              20            5.51            26           4.59
3            28.99        9            10.53        15         6.87              21            5.32            27           4.48
4            22.06       10             9.61        16         6.53              22            5.15            28           4.37
5            17.91       11             8.86        17         6.23              23            4.99            29           4.27
6            15.14       12             8.24        18         5.96              24            4.84            30           4.18

Multiply the monthly installment by 11.84 for annual, by 5.96 for semi-annual or by 2.99 for quarterly installments.

                                      OPTION C TABLE
                                        LIFE INCOME

ATTAINED                                                              ATTAINED
AGE OF PAYEE               MONTHLY INSTALLMENTS                       AGE OF PAYEE               MONTHLY INSTALLMENTS
--------------------------------------------------------------------------------------------------------------------------------
                                   GUARANTEED                                                              GUARANTEED
MALE      FEMALE        10 YEARS    15 YEARS        20 YEARS          MALE    FEMALE        10 YEARS     15 YEARS     20 YEARS
--------------------------------------------------------------------------------------------------------------------------------
16 or       21 or
Under       Under         $2.83         $2.82         $2.81            51         56          $4.60        $4.44           $4.24
17             22          2.85          2.84          2.84            52         57           4.69         4.52            4.30
18             23          2.88          2.87          2.86            53         58           4.79         4.60            4.36
19             24          2.90          2.89          2.88            54         59           4.90         4.69            4.41
20             25          2.93          2.92          2.91            55         60           5.01         4.77            4.47
21             26          2.95          2.95          2.93            56         61           5.12         4.86            4.53
22             27          2.98          2.97          2.96            57         62           5.23         4.94            4.59
23             28          3.01          3.00          2.99            58         63           5.35         5.03            4.64
24             29          3.04          3.03          3.02            59         64           5.48         5.12            4.70
25             30          3.08          3.07          3.05            60         65           5.61         5.21            4.75

26             31          3.11          3.10          3.08            61         66           5.74         5.30            4.80
27             32          3.14          3.13          3.11            62         67           5.87         5.39            4.85
28             33          3.18          3.17          3.15            63         68           6.01         5.48            4.90
29             34          3.22          3.20          3.18            64         69           6.16         5.56            4.94
30             35          3.26          3.24          3.22            65         70           6.30         5.65            4.98
31             36          3.30          3.28          3.25            66         71           6.45         5.73            5.02
32             37          3.34          3.32          3.29            67         72           6.60         5.82            5.05
33             38          3.39          3.36          3.33            68         73           6.76         5.90            5.09
34             39          3.43          3.41          3.37            69         74           6.91         5.97            5.12
35             40          3.48          3.45          3.41            70         75           7.07         6.05            5.14

36             41          3.53          3.50          3.45            71         76           7.23         6.12            5.17
37             42          3.59          3.55          3.50            72         77           7.38         6.18            5.19
38             43          3.64          3.60          3.54            73         78           7.54         6.24            5.20
39             44          3.70          3.65          3.59            74         79           7.69         6.30            5.22
40             45          3.76          3.71          3.64            75         80           7.84         6.35            5.23
41             46          3.82          3.77          3.69            76         81           7.98         6.39            5.24
42             47          3.88          3.82          3.74            77         82           8.13         6.43            5.25
43             48          3.95          3.88          3.79            78         83           8.26         6.47            5.26
44             49          4.02          3.95          3.84            79         84           8.39         6.50            5.26
45             50          4.09          4.01          3.90            80 or Over 85 or Over   8.51         6.53            5.27
46             51          4.17          4.08          3.95
47             52          4.25          4.15          4.01
48             53          4.33          4.22          4.07
49             54          4.42          4.29          4.12
50             55          4.50          4.37          4.18

Multiply the monthly installment by 11.80 for annual, 5.93 for semi-annual or by
2.98 for quarterly installments.

SPECIMEN

                      (THIS PAGE INTENTIONALLY LEFT BLANK)


SPECIMEN

[JEFFERSON PILOT FINANCIAL LOGO]
JEFFERSON PILOT FINANCIAL INSURANCE COMPANY
SERVICE OFFICE: ONE GRANITE PLACE, P.O. BOX 515,
CONCORD, NEW HAMPSHIRE 03302-0515

                           GENERAL REVISION AMENDMENT

This amendment is a part of the policy to which it is attached and takes effect on the Policy Date of the policy. This amendment is subject to the terms and conditions of the policy unless otherwise stated herein. The policy is amended as follows:

The second and third sentences of the RIGHT TO CANCEL provision on Page 1 are amended to read:

   You may cancel this policy by returning it to Our Service Office or to the agent through whom it was purchased within 10 days after You receive it. This policy will then be deemed void from the beginning and We will refund the premiums paid within 7 days.

The fourth sentence of the POLICY DATE definition under DEFINITIONS on Page 5 is amended to read:

   If the Policy Date should fall on the 29th, 30th or 31st of a month, the Policy Date will be the 28th of such month.

The following changes are made to the GENERAL PROVISIONS on Page 8.

The third paragraph under the PAYMENT OF PROCEEDS provision is amended to read:

   If Death Benefit proceeds are not applied under a payment option, but are paid in one sum, We will pay interest according to the rules and rate declared by Us in effect on the date of payment. If state law requires payment of a greater amount, We will pay that amount.

The first sentence of the third paragraph of the POSTPONEMENT OF PAYMENT provision is revised by replacing, "We will defer..." with, "We may defer..."

The COMPLIANCE WITH THE INTERNAL REVENUE CODE provision is amended to read:

   The policy is intended to qualify as life insurance under the Internal Revenue Code. The Death Benefit provided by the policy is intended to qualify for the Federal income tax exclusion. If at any time the premium paid under the policy exceeds the amount allowable for such qualification, We will refund the premium to You with interest within 60 days after the end of the Policy Year in which the premium was received. If, for any reason We do not refund the excess premium within 60 days after the end of such Policy Year, the excess premium will be held in a separate deposit fund and credited with interest until refunded to You. The interest rate used on any refund, or credited to the separate deposit fund created by this provision, will be the excess premiums pro rata rate of return on the contract until the date We notify You that the excess premium and the earnings on such excess premium have been removed from the policy. After the date of such notice, the interest rate paid on the separate deposit fund will be such rate as We may declare from time to time on advance premium deposit funds.

   We also reserve the right to refuse to make any change in the Specified Amount or the Death Benefit Option or any other change if such change would cause the policy to fail to qualify as life insurance under the Internal Revenue Code.

The MODIFIED ENDOWMENT provision under GENERAL PROVISIONS on Page 9 is amended to read:

   The policy will be allowed to become a Modified Endowment contract under the Internal Revenue Code only with Your consent. Otherwise, if at any time the premiums paid under the policy exceed the limit for avoiding modified contract status, We will refund the excess premium to You with interest within 60 days after the end of the Policy Year in which the premium was received. If, for any reason We do not refund the excess premium within 60 days after the end of such Policy Year, the excess premium will be held in a separate deposit fund and credited with interest until refunded to You. The interest rate used on any refund, or credited to the separate deposit fund created by this provision, will be the excess premium's pro rata rate of return on the contract until the date We notify You that the excess premium and the earnings on such excess premium have been removed from the policy. After the date of such notice, the interest rate paid on the separate deposit fund will be such rate as We may declare from time to time on advance premium deposit funds.

SPECIMEN

Section (2) of the REINSTATEMENT provision of the PREMIUM PROVISIONS on Page 11 is amended to read, "evidence of insurability satisfactory to Us."

The first paragraph of the CHANGES IN INTEREST AND COST OF INSURANCE RATES provision under POLICY VALUE PROVISIONS on Page 14 is amended to read:

   Changes in the interest rate in excess of the rate guaranteed to be credited to the General Account and monthly cost of insurance rates will be based upon changes in future expectations as to investment earnings, mortality experience, persistency, expenses (including reinsurance costs) and taxes.

One Page 16 the SEPARATE ACCOUNT provision is revised by amending all references to "State of New Hampshire" or "New Hampshire" to read "Our domiciliary state".

On Page 17 under the SEPARATE ACCOUNT PROVISIONS, the second sentence of the third paragraph of the TRANSFERS provision is deleted.

/s/ [ILLEGIBLE]                                   /s/ [ILLEGIBLE]
Chief Executive Officer                           Secretary

SPECIMEN

[JEFFERSON PILOT FINANCIAL LOGO]
JEFFERSON PILOT FINANCIAL INSURANCE COMPANY
SERVICE OFFICE: ONE GRANITE PLACE, P.O. BOX 515, CONCORD,
NEW HAMPSHIRE 03302-0515

                                    AMENDMENT

This amendment is a part of Your policy and takes effect on the Policy Date. This amendment is subject to the terms and conditions of the policy unless otherwise stated herein.

The last paragraph of the Changes in Insurance Coverage provision is amended to read as follows:

If the policy is in force at the Insured's Attained Age 100 (or the Younger Insured's Attained Age 100 for a survivorship life policy) the following will occur:

 (1) Your policy will continue in force for the lifetime of the Insured (or the lifetime of the survivor of the Insureds for a survivorship life policy) unless You surrender the policy;

 (2)  the Death Benefit Option in effect may not be changed;

 (3)  no further premiums will be accepted;

 (4)  no further Monthly Deductions will be taken;

 (5)  the Monthly Accumulation Value Adjustment will no longer apply;

 (6) the interest rate charged to Type A and B Policy Loans will be set equal to the rate credited to the portion of the Accumulation Value in the General Account being held as policy loan collateral; and

 (7) any riders attached to the policy will terminate as stipulated in the rider's Termination provision.


/s/ [ILLEGIBLE]                                   /s/ [ILLEGIBLE]
Chief Executive Officer                           Secretary

SPECIMEN

ENDORSEMENTS:


                             JOINT AND LAST SURVIVOR
                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
  Adjustable Death Benefit Payable On The Death Of The Survivor Of The Insureds No Death Benefit Payable on the Death of the First Insured Unless Rider Attached
   Premium Payments May be Made At Any Time And, Within Limits, In Any Amount
                      The Specified Amount May Be Decreased
                     And Death Benefit Option May Be Changed
               Additional Benefits, If Any, As Indicated On Page 3
                    Some Benefits Reflect Investment Results
                        Non-participating - No Dividends


SPECIMEN